EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (Registration Nos. 33-6425, 33-14984, 33-33602, 33-42345, 33-69650, 33-58515, 33-64901, 333-15641, 333-39151, 333-43969, 333-46187, 333-53793, 333-57381, 333-73159, 333-75241, 333-84095, 333-33888, 333-57990, 333-62320 and 333-104943) of SunGard Data Systems Inc. of our report dated March 3, 2005, except for Note 13, as to which the date is May 19, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in this Form 8-K.

PricewaterhouseCoopers LLP

Philadelphia, PA

May 27, 2005